Exhibit 3.3

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

December 29, 1992

The State Corporation Commission has found the accompanying articles submitted on behalf of

AVIONICS SPECIALTIES, INC.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective December 29, 1992.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By
Commissioner

CORPACPT

CIS20423

92-12-28-0275